Exhibit 99.1

Contact:  Marcus Smith (425) 951-1398

SONOSITE ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2010 RESULTS:

28% FOURTH QUARTER 2010 REVENUE GROWTH
74% FOURTH QUARTER 2010 EBITDAS GROWTH

21% FULL-YEAR 2010 REVENUE GROWTH
60% FULL-YEAR 2010 EBITDAS GROWTH

Conference Call Webcast Live Today at 1:30 pm Pacific/4:30 pm Eastern

BOTHELL, WA – February 17, 2011 – SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in bedside and point-of-care ultrasound, today reported financial results for the fourth quarter and year ended December 31, 2010.

REVENUE
Revenue for the fourth quarter was $89.3 million, an increase of 28% for the quarter. Full-year 2010 revenue reached $275.4 million compared to $227.4 million in 2009, an increase of 21%.

VisualSonics, Inc. revenue was $8.9 million for the quarter, representing the second consecutive strong performance since the company was acquired in June 2010.

SonoSite revenue, excluding VisualSonics, was $80.4 million, an increase of 15% compared to the fourth quarter of 2009, and $257.7 million for the full-year, an increase of 13%.

Foreign currency rates had negligible impacts on fourth quarter and full-year results.

HIGHLIGHTS
•	US Sector achieved an all time high in quarterly revenue of $40.5 million, up 37%
•	Revenues in the musculoskeletal (MSK) market doubled for the year
•	US Enterprise channel tripled revenues during the fourth quarter
•	Sales trend for impedance cardiography (ICG) products improved
•	International revenues stabilized and met internal expectations
•	VisualSonics acquisition delivered second consecutive quarter with on target results
•	2010 EBITDAS grew at approximately triple the rate of full-year revenue growth
•
The company was awarded a significant “point-of-care standardization agreement” from a world renowned, major US health system. The agreement includes a large multi-unit order that adds to their already large installed base of nearly 200 existing ultrasound systems within the health system.

EBITDAS and EBIT
Fourth Quarter Results
Fourth quarter EBITDAS reflects non-recurring charges of $2.3 million, including charges related to acquisition and restructuring.

Excluding these charges, EBITDAS was $19.6 million or 22% of revenue, an increase of 74% over the prior year. Including these charges, EBITDAS was $17.7 million, or 20% of revenue, up 82% over the fourth quarter 2009.

Excluding these charges, EBIT was $15.3 million or 17% of revenue, an increase of 88% over the prior year. Including these charges, EBIT was $13.0 million, or 15% of revenue, up 97% over the fourth quarter 2009.

Full-Year Results
For the full year of 2010, non-recurring charges were $7 million.

Excluding these charges, EBITDAS was $48.1 million or 17% of revenue, an increase of 60% compared to the prior year. Including these charges, EBITDAS was $41.7 million, or 15% of revenue, up 64% over the full year 2009.

Excluding non-recurring charges, EBIT for the full-year of 2010 was $33.9 million or 12% of revenue, up 87%.  Including these charges, EBIT was $26.9 million, or 10% of revenue, up 100% over the full-year 2009.

For the full-year, cash flow from operations was $22.5 million.

EPS
Excluding non-recurring charges, EPS was $0.52 per share for the fourth quarter and $0.98 per share for the full-year of 2010.

Including non-recurring charges, EPS was $0.41 per share for the fourth quarter, versus $0.13 per share in 2009. Including non-recurring charges, EPS was $0.66 per share for the full-year 2010, versus $0.19 per share in 2009.

Over the full-year of 2010, the weighted average of fully-diluted outstanding shares was 15.0 million compared to 17.7 million in the prior year. Over this period, the company repurchased 4.2 million shares in the open market pursuant to its share repurchase program. At year end, shares outstanding were 13.5 million.

COMMENTARY
“We are encouraged by the results of our fourth quarter and full-year 2010,” said Kevin M. Goodwin, SonoSite’s President and CEO. “With a record revenue performance and improving structural profitability, we are pleased with the progress of our overall business platform heading into 2011.  We are now preparing for major product roll-outs over the next eighteen months and continued pursuit of improvement over the next three-year cycle. With the new product launches, we anticipate stronger performance and increasing competitive strength, as we are confident that these products will raise the ‘innovation bar’ in point-of-care ultrasound visualization.”

Mr. Goodwin continued, “In addition, over the next several weeks, our newly acquired division, VisualSonics, will be launching a significant ‘new to the world’ technology called the Vevo® LAZR Photoacoustics Imaging system. This technology provides researchers with the capability to measure hypoxia (oxygen levels) in tumors, which will be particularly valuable for cancer research.”

“The Vevo LAZR will operate in concert with our unique ultra high-frequency micro-ultrasound technology and opens up the potential to further advance cancer research, and as such, there has been significant anticipation of the Vevo LAZR launch. We are excited to announce that a world-leading biotech company has already pre-ordered a Vevo LAZR system. This technology will make its debut at the American Association of Cancer Research April 3-6th,” said Mr. Goodwin.

2011 FINANCIAL OUTLOOK
For 2011, management is targeting full-year revenue growth of 13% to 18%.
•
Management expects organic revenue growth rates to increase in the second half as new technology introductions from VisualSonics arrive “in market” and core business “point-of-care” market initiatives take hold.

•
In the international markets, we expect stable yet lower growth in Western Europe, based on current economic conditions. The company is targeting higher growth rates in Asia-Pacific and the BRIC geographies.

•
The company will continue to focus on operating leverage while investing in new product introductions and demand generation. Based on the current development cycle, the company expects higher proportion of expenses in the 2nd and 3rd quarters compared to previous years.

•
Additionally, management expects to incur additional non-recurring charges of approximately $1-2 million related to the integration of VisualSonics and continued cost restructuring. These actions are intended to provide a more scalable and more structurally profitable business platform over the coming three year period of 2011- 2013.

Non-GAAP Measures
This release includes discussions of EBIT, EBITDAS and EPS excluding non-recurring charges; these are non-GAAP financial measures. SonoSite believes these measures are a useful complement to results provided in accordance with GAAP. “EBITDAS” refers to operating income (EBIT) before depreciation, amortization and stock-based compensation.

Conference Call Information
SonoSite will hold a conference call on February 17 at 1:30 pm PT/4:30 pm ET. The call will be broadcast live and can be accessed via http://www.sonosite.com/company/investors. A replay of the audio webcast will be available beginning February 17th at 5:30 pm PT and will be available until March 3rd at 9:59 pm PT by dialing (719) 457-0820 or toll-free (888) 203-1112. The confirmation code 2745372 is required to access the replay. The call will also be archived on SonoSite’s website.

About SonoSite
SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the company is represented by fourteen subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our future financial condition and results of operations and statements regarding planned product launches and the potential market opportunity for these products. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance, are based on potentially inaccurate assumptions and are subject to known and unknown risks and uncertainties, including, without limitation, the risk that we do not achieve the financial results that we expect, the risk we are unable to launch our new products as and when expected, the risk that our existing and new products do not achieve market success and the other factors contained in Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Condensed Consolidated Statements of Income
(in thousands except per share data) (unaudited)
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue	$89,298	$69,727	$275,362	$227,389
Cost of revenue	26,590	21,682	79,740	69,715
Gross margin	62,708	48,045	195,622	157,674
Gross margin percentage	70.2%	68.9%	71.0%	69.3%

Operating expenses:
Research and development	9,287	7,453	32,550	29,021
Sales, general and administrative	40,411	33,981	136,156	116,132
Licensing income and litigation settlement	-	-	-	(924)
Total operating expenses	49,698	41,434	168,706	144,229

Operating income	13,010	6,611	26,916	13,445

Other loss, net	(4,020)	(2,694)	(12,519)	(8,181)

Income before income taxes	8,990	3,917	14,397	5,264

Income tax provision	3,217	1,684	4,425	1,981
		.		.
Net income	$5,773	$2,233	$9,972	$3,283

Net income per share:
Basic	$0.43	$0.13	$0.69	$0.19
Diluted	$0.41	$0.13	$0.66	$0.19

Weighted average common and potential common shares outstanding:
Basic	13,498	17,346	14,506	17,239
Diluted	14,031	17,832	15,028	17,698

Reconciliation of Non-GAAP Measures:

Reconciliation of Adjusted EBIT:
Operating income (EBIT)	$13,010	$6,611	$26,916	$13,445
Adjustments to EBIT:
Acquisition and integration costs	1,144	1,512	4,212	4,690
Restructuring and other non-recurring charges, including stock-based compensation component	1,122	-	2,753	-
Non-GAAP Adjusted EBIT	$15,276	$8,123	$33,881	$18,135

Reconciliation of Adjusted EBITDAS:
Operating income (EBIT)	$13,010	$6,611	$26,916	$13,445
Depreciation and amortization	2,588	1,800	8,406	5,447
Stock-based compensation	2,131	1,351	6,377	6,552
EBITDAS	17,729	9,762	41,699	25,444

Adjustments to EBITDAS:
Acquisition and integration costs	1,144	1,512	4,212	4,690
Restructuring and other non-recurring charges, excluding stock-based compensation component	695	-	2,225	-
Non-GAAP Adjusted EBITDAS	$19,568	$11,274	$48,136	$30,134

Reconciliation of Adjusted EPS:
Non-GAAP Adjusted EBIT	$15,276	$8,123	$33,881	$18,135
Other loss, net	(4,020)	(2,694)	(12,519)	(8,181)
Adjusted income before income taxes	11,256	5,429	21,362	9,954
Adjusted income tax provision	4,028	2,333	6,566	3,745
Adjusted net income	$7,228	$3,096	$14,796	$6,209

Non-GAAP Adjusted net income per share, diluted	$0.52	$0.17	$0.98	$0.35

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	December 31,	December 31,
	2010	2009
Cash and cash equivalents	$78,690	$183,065
Short-term investment securities	-	74,682
Accounts receivable, net	81,516	71,347
Inventories	37,126	32,216
Deferred tax asset, current	7,801	7,350
Prepaid expenses and other current assets	12,384	12,034
Total current assets	217,517	380,694

Property and equipment, net	9,133	9,160
Investment in Carticept	8,000	-
Deferred tax asset, net	4,373	775
Intangible assets, net	85,209	27,920
Other assets	4,823	4,425
Total assets	$329,055	$422,974

Accounts payable	$10,597	$6,175
Accrued expenses	32,535	25,923
Deferred revenue	6,042	5,504
Total current liabilities	49,174	37,602

Long-term debt, net	97,379	92,905
Deferred tax liability, net	1,811	5,083
Deferred revenue	15,236	18,081
Other non-current liabilities	12,565	14,873
Total liabilities	176,165	168,544

Shareholders' equity:
Common stock and additional paid-in capital	299,005	287,537
Accumulated deficit	(148,975)	(32,753)
Accumulated other comprehensive loss	2,860	(354)
Total shareholders' equity	152,890	254,430
Total liabilities and shareholders' equity	$329,055	$422,974

Condensed Consolidated Statements of Cash Flow
(in thousands) (unaudited)	Twelve Months Ended
	December 31,
	2010	2009
Operating activities:
Net income	$9,972	$3,283
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,176	5,352
Stock-based compensation	6,377	6,552
Deferred income tax (provision) benefit	(5,073)	427
Amortization of debt discount and debt issuance costs	4,505	5,015
Gain on bargain purchase of CardioDynamics	-	(1,099)
Gain on convertible debt repurchase	-	(1,100)
Excess tax benefit from exercise of stock-based awards	(1,188)	(144)
Other adjustments	1,469	729
Changes in working capital	(1,761)	2,033
Net cash provided by operating activities	22,477	21,048

Investing activities:
Maturities of investment securities, net	74,777	(3,824)
Purchases of property and equipment	(1,590)	(2,586)
Investment in Carticept Medical Inc.	(8,000)	-
Purchase of VisualSonics, Inc, net of cash acquired	(61,440)	-
Purchase of Cardio Dynamics, net of cash acquired	-	(8,185)
Earn-out consideration for SonoMetric acquisition	-	(387)
Net cash provided by (used in) investing activities	3,747	(14,982)

Financing activities:
Excess tax benefit from exercise stock-based awards	1,188	144
Proceeds from exercise of stock-based awards	5,267	1,769
Minimum tax withholding on stock-based awards	(1,212)	(1,342)
Stock repurchase including transaction costs	(126,104)	-
Repayment of VisualSonics, Inc. long-term debt	(8,865)	-
Payment of LumenVu contingent consideration	(425)	-
Proceeds from sale of call options	-	1,646
Purchase of convertible debt	-	(30,492)
Purchase of warrants	-	(1,514)
Net cash used in financing activities	(130,151)	(29,789)

Effect of exchange rate changes on cash and cash equivalents	(448)	(2,470)

Net change in cash and cash equivalents	(104,375)	(26,193)
Cash and cash equivalents at beginning of period	183,065	209,258
Cash and cash equivalents at end of period	$78,690	$183,065